EXHIBIT 2.11


                         AGREEMENT RE CHINA SUBSIDIARIES

     This Agreement is made as of August 13, 1999, between Intersil Corporation, a Delaware corporation ("Buyer"), and Harris Corporation, a Delaware corporation ("Harris").

                                 R E C I T A L S

     Parent, Buyer and Harris are parties to that certain Amended and Restated Master Transaction Agreement dated as of June 2, 1999 (the "Master Agreement"). In accordance with Section 9.12 of the Master Agreement, Harris has caused Harris Malaysia and HAS to enter into certain agreements attached hereto as Exhibits A, B and C (the "China Subsidiaries Agreements"). Capitalized terms used, but not defined, herein shall have the meanings set forth in the Master Agreement.

     NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


     1. In accordance with the provisions of Section 9.12 of the Master Agreement, Buyer hereby agrees that it will cause Harris Malaysia to perform its undertakings in the China Subsidiaries Agreements even if such China Subsidiaries Agreements are unenforceable in whole or in part under the laws of Malaysia.

     2. In accordance with the provisions of Section 9.12 of the Master Agreement, Harris hereby agrees that it will cause HAS to perform its undertakings in the China Subsidiaries Agreements even if such China Subsidiaries Agreements are unenforceable in whole or in part under the laws of Malaysia. Furthermore, consistent with the provisions of Section 9.12, HAS shall be responsible for the payment of all Taxes associated with the transfers contemplated in the China Subsidiaries Agreements notwithstanding any provision to the contrary set forth therein.

     3. The parties agree that this Agreement shall be considered a Transaction Document and subject to Section 14.5 of the Master Agreement.

     4. This Agreement shall be effective when executed by Buyer and Harris.

     5. Exhibits A and B to the Master Agreement are incorporated herein by reference.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                            INTERSIL CORPORATION



                                            By: /s/ Gregory L. Williams
                                                -------------------------
                                                Name: Gregory L. Williams
                                                Title: CEO


                                            HARRIS CORPORATION


                                            By: /s/ Ronald R. Spoehel
                                                -----------------------
                                                Name: Ronald R. Spoehel
                                                Title: Vice President